Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated March 9, 2012, relating to the financial statements of the Prudential Variable Contract Real Property Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our reports dated March 6, 2012, relating to the financial statements and financial statement schedule of The Prudential Variable Contract Real Property Partnership, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 19, 2012